Exhibit 99.1

POSTAL REALTY TRUST, INC. PROVIDES FOURTH QUARTER AND FULL YEAR 2020 UPDATE

- Completed ~$130.3 Million in Acquisitions in 2020 -

- Fully Executed 72 Holdover Leases, Landlord Executed Additional 16 Leases -

Cedarhurst, New York, January 4, 2021 (Business Wire) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns properties leased primarily to the United States Postal Service (“USPS”), provided an update on collections, acquisitions and holdover lease execution completed in the fourth quarter of 2020.

Andrew Spodek, Chief Executive Officer, stated, “The Company had a very active 2020 and made substantial gains in our USPS property consolidation strategy. We completed approximately $130.3 million of acquisitions in 2020 adding 261 properties to our portfolio all within our 7%-9% weighted average cap rate. In addition, we made meaningful progress in resolving outstanding holdover leases. We are entering 2021 on a solid foundation for anticipated growth and value creation for our shareholders.”

Collections and Acquisitions

For the three months ended December 31, 2020, the Company collected 100% of its rents and completed the acquisition of 36 properties for approximately $62.6 million, excluding closing costs. These acquisitions comprised approximately 577,105 net leasable interior square feet and have a weighted average rental rate of $8.23 per leasable square foot based on rents in place as of December 31, 2020.

For the year ended December 31, 2020, the Company acquired 261 properties for approximately $130.3 million, excluding closing costs. These acquisitions comprised approximately 1.2 million net leasable interior square feet and have a weighted average rental rate of $9.21 per leasable square foot based on rents in place as of December 31, 2020.

As of December 31, 2020, the Company’s portfolio is 100% occupied and is comprised of 726 properties across 47 states with approximately 2.7 million net leasable interior square feet. The weighted average rental rate for the portfolio is $9.67 per leasable square foot.

In addition, the Company has entered into definitive agreements to acquire 13 postal properties for approximately $18.5 million, excluding closing costs. The majority of these transactions are anticipated to close by the end of the first quarter of 2021, subject to the satisfaction of customary closing conditions.

Holdover Leases and 2020 Lease Expirations

As of January 4, 2021, the Company owns 90 properties with leases that expired in 2019 and 2020.  The Company has agreed with the USPS upon rents on all properties. Of the 90 properties, 72 properties have new leases that have been fully executed by both the Company and the USPS and leases for the remaining 16 properties have been signed by the Company and returned to the USPS for execution. Leases for the remaining two properties, which were acquired in the fourth quarter of 2020, are awaiting draft leases from the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s acquisition strategy or future acquisition activity, including weighted average rental rates and cap rates, which are based on the Company’s current expectations and assumptions regarding capital market conditions, its acquisition pipeline, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS and the Company’s other tenants, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the ongoing COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the United States Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,100 properties leased to the USPS. The Company believes it is one of the largest owners and managers of properties leased to the USPS.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900

2